     For Immediate Release
     August 4, 2015

Aleris Reports Second Quarter 2015 Results
CLEVELAND, Ohio – August 4, 2015 – Aleris Corporation today reported results for the three and six months ended June 30, 2015. Except as otherwise indicated, all amounts reflect the divested recycling and extrusions businesses as discontinued operations.

Second Quarter Summary

▪	Adjusted EBITDA of $60 million, up 53 percent compared to second quarter of 2014

▪	Global automotive volumes up 23 percent compared to prior year

▪	Global aerospace volumes up 13 percent compared to prior year

▪	Improved North America results driven by higher margins and wider scrap spreads

▪	Solid productivity in North America led by Nichols integration and supply chain optimization efforts

▪	Stronger U.S. dollar positively impacted Europe profitability

▪	Asia Pacific achieved break even Adjusted EBITDA

▪	Steep decline in regional premiums led to significant unfavorable metal lag

▪	Refinanced asset based credit facility; liquidity of $698 million as of June 30, 2015

Third Quarter Outlook

▪	Sequential and year-over-year performance expected to improve

▪	Automotive and aerospace volumes expected to exceed prior year

▪	Continued year-over-year improvement in North America rolling margins; sequential volume growth

▪	Aerospace margins expected to benefit from a stronger U.S. dollar

▪	Asia Pacific aerospace volume ramp up to continue; expect positive segment Adjusted EBITDA

▪	Weaker sequential scrap spreads due to declining aluminum prices

▪	Aleris Operating System and Nichols synergies expected to drive productivity compared to prior year

▪	Continued unfavorable metal lag, should current aluminum prices persist

“Our solid performance this quarter further validates the Aleris growth strategy, which is to expand our aluminum rolled products capabilities on multiple continents to serve fast-growing, high-value industries including aerospace, automotive and building and construction,” Sean Stack, Aleris President and Chief Executive Officer said.  “The success of our expansion projects, coupled with our steady improvement in operational performance and integration of Nichols, places Aleris in a very strong position for continued growth and profitability.”

	For the three months ended		For the six months ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
(Dollars in millions, metric tons in thousands)	(unaudited)
Metric tons shipped (1)	214	221	415	396
Revenue	$774	$749	$1,520	$1,340
Commercial margin	$309	$300	$611	$557
Segment income	$48	$57	$119	$122
Loss from continuing operations	$(7)	$(25)	$(33)	$(47)
Adjusted EBITDA	$60	$39	$115	$83
(1) Includes metric tons shipped to discontinued operations prior to completion of the sales in the first quarter of 2015. See “Operating and Segment Information” table below.
Second Quarter 2015 Results
Adjusted EBITDA totaled $60 million for the second quarter of 2015 compared to $39 million for the second quarter of 2014. Results were impacted by the following:

▪
A more profitable mix of volume, due primarily to 23 percent higher global automotive volumes and 13 percent higher global aerospace volumes, was more than offset by lower European regional commercial plate and sheet volumes and North American volumes, leading to a decrease of approximately $1 million of Adjusted EBITDA;

▪	improved rolling margins in both North America and Europe contributed $8 million of Adjusted EBITDA;

▪	improved scrap spreads in North America, partially offset by higher raw material prices in Europe, increased Adjusted EBITDA by approximately $3 million;

▪	decreases in commodity pricing, primarily natural gas, increased Adjusted EBITDA by $2 million;

▪	base inflation of $5 million was offset by productivity savings of $5 million; and

▪	a stronger U.S. dollar contributed to higher margins in Europe, which increased Adjusted EBITDA by approximately $9 million.
Loss from continuing operations for the second quarter of 2015 was $7 million compared to a loss from continuing operations of $25 million for the second quarter of 2014. In addition to the higher Adjusted EBITDA, fluctuations included:

▪	a $15 million increase in unrealized gains on derivative financial instruments as a result of LME price movements and derivative settlements;

▪
costs of sales included an additional $3 million associated with adjusting Nichols inventory, acquired with the April 2014 purchase of Nichols Aluminum, LLC, to fair value in the second quarter of 2014;

▪	a $3 million decrease in start-up costs as our Asia Pacific operations have exited start-up phase;

▪	a $2 million reduction in interest expense due to lower debt levels; and

▪	a $13 million reduction in the provision for income taxes.
Partially offsetting these favorable items were:

▪
a $4 million increase in restructuring expenses, primarily related to severance charges associated with a restructuring of our selling, general and administrative functions subsequent to the sales of our recycling and extrusions businesses;

▪
a $33 million unfavorable variation in metal price lag ($22 million unfavorable in the second quarter of 2015 compared to $11 million favorable in 2014), as aluminum prices decreased during the second quarter of 2015 and increased during the prior year period (metal price lag represents the difference between the price of primary aluminum included in our revenues and the price of aluminum impacting our cost of sales); and

▪	a $2 million unfavorable variation in currency exchange gains on debt.
In the second quarter of 2015, $56 million was spent on capital expenditures; the majority being spent on the Lewisport upgrade and expansion project.
A new asset based credit facility (the “ABL Facility”) was entered into on June 15, 2015. The ABL Facility permits borrowings of up to $600 million, which is consistent with the prior facility. Aleris had $698 million of liquidity as of June 30, 2015, which consisted of approximately $507 million of availability under the ABL Facility plus approximately $191 million of cash on hand.
North America
North America segment income increased to $25 million in the second quarter of 2015 from $22 million in the second quarter of 2014. Segment Adjusted EBITDA increased to $34 million in the second quarter of 2015 from $23 million in the second quarter of 2014. Performance drivers included:

▪
a higher value mix of automotive and distribution volumes was more than offset by a 5 percent overall volume decrease, due primarily to lower building and construction shipments, resulting in a $3 million decrease in segment Adjusted EBITDA. Building and construction volumes were negatively impacted by the slow start to the spring construction season and customer uncertainty resulting from declining regional premiums;

▪	rolling margin expansion in the second quarter led to a $5 million increase in segment Adjusted EBITDA;

▪	improved scrap spreads, lower prime usage and metal related synergies due to the Nichols acquisition increased segment Adjusted EBITDA by $4 million;

▪	commodity deflation, due to lower natural gas prices, offset base inflation and higher employee costs and higher pension expense; and

▪
productivity savings, driven by operational improvements at our Ashville paint line and cost savings associated with our supply chain optimization efforts, increased segment Adjusted EBITDA by $6 million.

The increase in segment income was driven by the factors that drove the increase in segment Adjusted EBITDA, as well as the impact of recording the acquired inventory of Nichols at fair value, which increased cost of sales by $3 million in the second quarter of 2014, partially offset by a $12 million unfavorable variance in metal price lag.
Europe
Europe segment income was $23 million in the second quarter of 2015 compared to $34 million in the second quarter of 2014. Segment Adjusted EBITDA increased to $35 million in the second quarter of 2015 from $26 million in the second quarter of 2014. Performance drivers included:

▪	a stronger mix of products sold was partially offset by an overall volume decline of 2 percent, increasing segment Adjusted EBITDA by $2 million. Demand for auto body sheet significantly outpaced the prior year, increasing 14 percent compared to the second quarter of 2014. Aerospace shipments were up 10 percent compared to the prior year. However, regional commercial plate and sheet volume declined 7 percent due to competitive pressures in Europe and uncertainty resulting from declining aluminum prices;

▪	margin expansion, due to strength in spot pricing in aerospace and automotive, led to a $3 million increase in segment Adjusted EBITDA;

▪	higher raw material prices decreased segment Adjusted EBITDA by $1 million;

▪	a stronger U.S. dollar had a favorable impact on margins resulting in a $9 million increase in segment Adjusted EBITDA; and

▪	base and commodity inflation of $3 million, combined with higher pension expense and R&D spending of $1 million, decreased segment Adjusted EBITDA by $4 million.
The decrease in segment income was driven by a $21 million unfavorable variance in metal price lag due to decreasing aluminum prices during the second quarter of 2015 compared to increasing prices during the prior year, partially offset by the factors that drove the increase in segment Adjusted EBITDA.
Asia Pacific
Our Asia Pacific segment reported break even segment income and segment Adjusted EBITDA. Asia Pacific continued to ramp-up production and shipped approximately 5,441 tons of plate, including aerospace plate, generating revenue of $23 million during the second quarter of 2015. As Asia Pacific’s 2014 results were classified as start-up costs, comparisons to the prior year are not meaningful. Asia Pacific’s start-up costs totaled $5 million in the second quarter of 2014.
Year-to-Date Results
Key financial highlights for the six months ended June 30, 2015 include:

▪
Revenues from continuing operations of approximately $1,520.1 million compared to approximately $1,340.3 million for the prior year period. The increase of 13 percent was attributable to a stronger mix of higher value-added products sold, increased rolling margins, higher primary aluminum prices, revenue from the Nichols acquisition and Asia Pacific segment revenues. These increases were partly offset by a stronger U.S. dollar which reduced the translation of Euro revenue into U.S. dollars and a decrease in shipments of low value-added billets as more of our Europe segment’s casthouse production was used by our rolling operations.

▪
Adjusted EBITDA from continuing operations increased from $83 million in 2014 to $115 million in the current year as a result of stronger margins, increased scrap spreads, the stronger U.S. dollar’s impact on both margins for European sales denominated in U.S. dollars and the translation of U.S. dollar working capital from our Europe segment.

▪
Loss from continuing operations of $33 million in the current year compared to $47 million in 2014. The decrease was driven by the factors that drove the increase in Adjusted EBITDA of $32 million as well as benefits from the provision for income taxes, partially offset by an unfavorable variation in metal price lag, increased depreciation and higher restructuring charges.

▪
Cash used by operating activities totaled $73 million compared to $7 million during the prior year period. Approximately $41 million of the cash usage was due to an increase in operating assets from our divested recycling and specification alloys businesses. The increase contributed to a favorable preliminary purchase price adjustment of $57 million which was received in the second quarter and which has been reported in investing activities.

▪	Capital expenditures increased to $121 million from $78 million during the prior period as spending on our Lewisport expansion has accelerated.
Outlook
We estimate third quarter 2015 segment income and Adjusted EBITDA will be meaningfully higher than the third quarter of 2014. Factors influencing anticipated third quarter 2015 performance include:

▪	Automotive and aerospace volumes expected to exceed prior year;

▪	Continued year-over-year improvement in North America rolling margins; sequential volume growth;

▪	Aerospace margins expected to benefit from a stronger U.S. dollar;

▪	Asia Pacific aerospace volume ramp up to continue; expect positive segment Adjusted EBITDA;

▪	Weaker sequential scrap spreads due to declining aluminum prices; and

▪	Aleris Operating System and Nichols synergies expected to drive increased productivity compared to prior year; and

▪	Continued unfavorable metal lag, should current aluminum prices persist.
Capital expenditures during the third quarter of 2015 are expected to be significantly higher than the third quarter of 2014 and higher than second quarter of 2015 as work continues on upgrading and expanding our capabilities in Lewisport, Kentucky. We expect capital spending of approximately $325 million in 2015, including the amounts spent in the first half of the year.
Conference Call and Webcast Information
Aleris will hold a conference call and webcast on August 4, 2015 at 9:00 a.m. Eastern Time. Sean M. Stack, president and chief executive officer, and Eric M. Rychel, executive vice president, chief financial officer and treasurer, will host the call to discuss results.
The webcast can be accessed through the Company’s website, www.aleris.com. The conference call can be accessed by dialing 1-877-870-4263 or 1-412-317-0790 (for international callers) and ask for the “Aleris call”. A replay of the call will be posted on the Company’s website in the Investor Relations section.
Forward-Looking Statements
Certain statements contained in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements under headings with “Outlook” in the title and statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “look forward to,” “intend” and similar expressions intended to connote future events and circumstances constitute forward-looking statements. Forward-looking statements include statements about, among other things, future costs and prices of commodities, production volumes, industry trends, anticipated cost savings, anticipated benefits from new products, facilities, acquisitions or divestitures, projected results of operations, achievement of production efficiencies, capacity expansions, future prices and demand for our products and estimated cash flows and sufficiency of cash flows to fund capital expenditures. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement. Some of the important factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the success of past and future acquisitions and divestitures; (3) the cyclical nature of the aluminum industry, material adverse changes in the aluminum industry or our end-use segments, such as global and regional supply and demand conditions for aluminum and aluminum products, and changes in our customers’ industries; (4) our ability to enter into effective metal, energy and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals, especially London Metal Exchange-based aluminum prices; (5) increases in the cost of raw materials and energy; (6) our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations; (7) our ability to fulfill our substantial capital investment requirements; (8) our ability to retain the services of certain members of our management; (9) our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur; (10) the loss of order volumes from any of our largest customers; (11) our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us; (12) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry segments we serve; (13) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors; (14) variability in general economic conditions on a global or regional basis; (15) current environmental liabilities and the cost of compliance with and liabilities under health and safety laws; (16) labor relations (i.e., disruptions, strikes or work stoppages) and labor costs; (17) our levels of indebtedness and debt service obligations, including changes in our credit ratings, material increases in our cost of borrowing or the failure of financial institutions to fulfill their commitments to us under committed credit facilities; (18) our ability to access the credit and capital markets; (19) the possibility that we may incur additional indebtedness in the future; (20) limitations on operating our business as a result of covenant restrictions under our indebtedness, and our ability to pay amounts due under the Senior Notes; and (21) other factors discussed in our filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, futures events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures
In addition to the results reported in accordance with GAAP, this press release includes information regarding certain non-GAAP financial measures. Management uses EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin as performance metrics and believes these measures provide additional information commonly used by the holders of the Senior Notes and parties to our 2015 ABL Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, EBITDA with certain adjustments is a component of certain covenants under the indentures governing Aleris International’s senior notes. Adjusted EBITDA, including the impacts of metal price lag, is a component of certain financial covenants under the credit agreement governing the ABL Facility. Management also uses commercial margin as a performance metric and believes that it provides useful information regarding the performance of our segments because it measures the price at which we sell our aluminum products above the hedged cost of the metal and the effects of metal price lag, thereby reflecting the value-added components of our commercial activities independent of aluminum prices which we cannot control.

Our EBITDA calculations represent net income and loss attributable to Aleris Corporation before interest income and expense, provision for and benefit from income taxes, depreciation and amortization, and income from discontinued operations, net of tax. Adjusted EBITDA is defined as EBITDA excluding metal price lag, unrealized gains and losses on derivative financial instruments, restructuring charges, the impact of recording inventory and other items at fair value through purchase accounting, currency exchange gains and losses on debt, stock-based compensation expense, start-up costs and certain other gains and losses. Segment Adjusted EBITDA represents Adjusted EBITDA on a per segment basis. EBITDA as defined in the indentures governing Aleris International’s senior notes also limits the amount of adjustments for cost savings, operational improvement and synergies for the purpose of determining our compliance with such covenants. Adjusted EBITDA as defined under the 2015 ABL Facility also limits the amount of adjustments for restructuring charges incurred and requires additional adjustments be made if certain annual pension funding levels are exceeded. Commercial margin represents revenues less the hedged cost of metal and the effects of metal price lag.

EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin, as we use them, may not be comparable to similarly titled measures used by other companies. We calculate EBITDA, Adjusted EBITDA and segment Adjusted EBITDA by eliminating the impact of a number of items we do not consider indicative of our ongoing operating performance, and certain other items. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. However, EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin are not financial measurements recognized under GAAP, and when analyzing our operating performance, investors should use EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin in addition to, and not as an alternative for, net income and loss attributable to Aleris Corporation, operating income and loss, or any other performance measure derived in accordance with GAAP, or in addition to, and not as an alternative for, cash flow from operating activities as a measure of our liquidity. EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin have limitations as analytical tools, and they should not be considered in isolation, or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP.
About Aleris

Aleris is a privately held, global leader in aluminum rolled products production. Headquartered in Cleveland, Ohio, Aleris operates 13 production facilities in North America, Europe and Asia. For more information, visit www.aleris.com.
……………………………………………………………………………………………………………
The information disclosed in this press release is believed by Aleris to be accurate as of the date hereof. Aleris expressly disclaims any duty to update the information contained in this press release. Persons engaging in any transactions with Aleris or in Aleris’s securities are cautioned that there may exist other material information regarding Aleris that is not publicly available.

Investor Contact:    Eric M. Rychel
Phone: 216-910-3229

Media Contact:    Shannon Bennett
Phone: 216-910-3664

Aleris Corporation

Consolidated Statements of Operations
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Revenues	$773.8	$749.4	$1,520.1	$1,340.3
Cost of sales	716.6	690.0	1,406.2	1,229.3
Gross profit	57.2	59.4	113.9	111.0
Selling, general and administrative expenses	52.5	54.8	113.8	102.3
Restructuring charges	4.9	0.5	7.7	0.9
(Gains) losses on derivative financial instruments	(8.8)	2.8	0.4	1.6
Other operating expense, net	0.3	—	1.3	0.1
Operating income (loss)	8.3	1.3	(9.3)	6.1
Interest expense, net	24.5	26.9	51.1	53.1
Other expense (income), net	3.3	(0.5)	(13.0)	(1.0)
Loss from continuing operations before income taxes	(19.5)	(25.1)	(47.4)	(46.0)
(Benefit from) provision for income taxes	(12.7)	0.3	(14.9)	0.6
Loss from continuing operations	(6.8)	(25.4)	(32.5)	(46.6)
(Loss) income from discontinued operations, net of tax	(11.8)	8.3	119.4	12.2
Net (loss) income	(18.6)	(17.1)	86.9	(34.4)
Net income from discontinued operations attributable to noncontrolling interest	—	0.4	0.1	0.7
Net (loss) income attributable to Aleris Corporation	$(18.6)	$(17.5)	$86.8	$(35.1)

Aleris Corporation
Operating and Segment Information
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Segment income (loss):
North America	$24.6	$22.4	$56.6	$49.3
Europe	23.0	34.4	64.4	72.5
Asia Pacific	0.1	—	(1.8)	—
Total segment income	47.7	56.8	119.2	121.8

Depreciation and amortization	(28.7)	(29.2)	(65.2)	(54.3)
Other corporate general and administrative expenses	(15.2)	(18.5)	(33.2)	(33.5)
Restructuring charges	(4.9)	(0.5)	(7.7)	(0.9)
Interest expense, net	(24.5)	(26.9)	(51.1)	(53.1)
Unallocated gains (losses) on derivative financial instruments	15.1	(0.1)	(4.5)	(9.7)
Unallocated currency exchange (losses) gains	(2.2)	0.6	8.2	(0.8)
Start-up costs	(3.9)	(7.0)	(7.8)	(15.4)
Other (expense) income, net	(2.9)	(0.3)	(5.3)	(0.1)
Loss from continuing operations before income taxes	$(19.5)	$(25.1)	$(47.4)	$(46.0)

Aleris Corporation
Operating and Segment Information
(unaudited)
(Dollars in millions, except per ton measures, metric tons in thousands)

	For the three months ended		For the six months ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Shipped metric tons:
North America	127.1	133.1	247.1	219.4
Europe	84.5	86.2	165.7	172.8
Asia Pacific	5.4	2.8	10.6	5.1
Intersegment shipments	(3.2)	(0.6)	(8.9)	(1.6)
	213.8	221.5	414.5	395.7
Shipments to discontinued operations	—	(8.9)	(3.5)	(17.7)
Total shipped metric tons	213.8	212.6	411.0	378.0

Revenues:
North America	$410.2	$419.1	$820.1	$680.4
Europe	350.9	352.2	684.5	707.0
Asia Pacific	23.3	11.3	44.8	21.2
Intersegment revenues	(10.6)	(3.0)	(15.6)	(9.4)
	773.8	779.6	1,533.8	1,399.2
Shipments to discontinued operations	—	(30.2)	(13.7)	(58.9)
Total revenues	$773.8	$749.4	$1,520.1	$1,340.3

Commercial margin:
North America	$154.9	$149.0	$309.8	$255.0
Europe	143.4	150.7	282.5	301.7
Asia Pacific	11.0	—	18.8	—
Total commercial margin	$309.3	$299.7	$611.1	$556.7

Commercial margin per metric ton:
North America	$1,218.7	$1,119.2	$1,253.8	$1,162.2
Europe	1,697.3	1,747.9	1,705.4	1,746.2
Asia Pacific	2,022.1	*	1,780.7	*

Segment Adjusted EBITDA:
North America (1)	$34.2	$22.6	$62.9	$45.9
Europe	35.1	25.8	74.2	56.0
Asia Pacific	0.1	—	(1.8)	—
Corporate	(9.1)	(8.9)	(20.0)	(19.0)
Total Adjusted EBITDA	60.3	39.5	115.3	82.9
Discontinued operations	—	25.3	10.5	41.1
Total Adjusted EBITDA including discontinued operations	$60.3	$64.8	$125.8	$124.0

Segment Adjusted EBITDA per metric ton:
North America	$268.7	$170.1	$254.7	$209.1
Europe	415.8	299.2	447.8	324.3
Asia Pacific	*	*	*	*
Aleris Corporation	282.0	185.8	280.6	219.3

* Result is not meaningful.
(1) During the first quarter of 2015, in order to improve consistency in the calculation of metal price lag across the segments, the North America segment modified its calculation of metal price lag to include the impact of the Midwest Premium. This change increased the amount of unfavorable metal price lag reported for the North America segment for the three and six months ended June 30, 2015 by approximately $10.5 million and $10.0 million, respectively.

Aleris Corporation

Consolidated Balance Sheet
(unaudited)
(in millions, except share and per share data)

ASSETS	June 30, 2015	December 31, 2014
Current Assets
Cash and cash equivalents	$190.7	$28.6
Accounts receivable (net of allowances of $6.0 and $6.5 at June 30, 2015 and December 31, 2014, respectively)	343.6	271.0
Inventories	556.8	627.9
Deferred income taxes	28.1	28.1
Prepaid expenses and other current assets	51.3	44.9
Assets of discontinued operations - current	—	385.6
Total Current Assets	1,170.5	1,386.1
Property, plant and equipment, net	988.2	942.9
Intangible assets, net	40.0	44.0
Deferred income taxes	146.7	146.7
Other long-term assets	99.4	72.4
Assets of discontinued operations - long-term	—	269.8
Total Assets	$2,444.8	$2,861.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$275.6	$268.2
Accrued liabilities	208.4	183.3
Deferred income taxes	6.2	6.2
Current portion of long-term debt	10.1	3.3
Liabilities of discontinued operations - current	—	195.9
Total Current Liabilities	500.3	656.9
Long-term debt	1,251.3	1,474.9
Deferred income taxes	62.4	0.4
Accrued pension benefits	164.7	178.7
Accrued postretirement benefits	45.2	46.4
Other long-term liabilities	49.7	49.2
Liabilities of discontinued operations - long-term	—	156.4
Total Long-Term Liabilities	1,573.3	1,906.0
Redeemable noncontrolling interest	—	5.7
Stockholders’ Equity
Common stock; par value $.01; 45,000,000 shares authorized and 31,664,537 and 31,281,513 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	0.3	0.3
Preferred stock; par value $.01; 1,000,000 shares authorized; none issued	—	—
Additional paid-in capital	424.3	414.1
Retained earnings	125.9	39.1
Accumulated other comprehensive loss	(179.3)	(160.9)
Total Aleris Corporation Equity	371.2	292.6
Noncontrolling interest	—	0.7
Total Equity	371.2	293.3
Total Liabilities and Equity	$2,444.8	$2,861.9

Aleris Corporation

Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Operating activities
Net income (loss)	$(18.6)	$(17.1)	$86.9	$(34.4)
Adjustments to reconcile net income (loss) to net cash (used) provided by operating activities:
Depreciation and amortization	28.7	37.5	65.2	70.7
(Benefit from) provisions for deferred income taxes	(19.6)	1.8	59.2	2.3
Stock-based compensation expense	2.6	4.0	5.3	8.2
Unrealized (gains) losses on derivative financial instruments	(15.2)	(0.9)	2.3	8.5
Currency exchange losses (gains) on debt	2.4	(0.4)	(8.8)	(0.1)
Amortization of debt issuance costs	1.5	1.9	3.2	3.9
Net loss (gain) on sale of discontinued operations	8.1	—	(197.2)	—
Other	(0.2)	2.4	(9.9)	3.5
Changes in operating assets and liabilities:
Change in accounts receivable	1.8	(21.2)	(159.8)	(104.6)
Change in inventories	38.9	(45.6)	58.6	(56.7)
Change in other assets	3.2	(1.9)	(0.1)	0.5
Change in accounts payable	16.8	(1.2)	36.2	89.1
Change in accrued liabilities	(3.7)	5.5	(14.4)	1.8
Net cash provided (used) by operating activities	46.7	(35.2)	(73.3)	(7.3)
Investing activities
Payments for property, plant and equipment	(55.5)	(30.8)	(120.7)	(78.4)
Proceeds from the sale of businesses, net of cash transferred	57.3	—	575.1	—
Purchase of a business	—	(110.0)	—	(110.0)
Other	0.2	5.3	(0.3)	5.9
Net cash provided (used) by investing activities	2.0	(135.5)	454.1	(182.5)
Financing activities
Proceeds from the ABL facilities	—	200.0	151.0	240.0
Payments on the ABL facilities	—	(39.0)	(375.0)	(69.0)
Proceeds from the Zhenjiang revolver	—	11.5	8.5	11.5
Payments on the Zhenjiang revolver	(0.3)	—	(2.9)	—
Net payments on other long-term debt	(0.5)	—	0.4	0.6
Debt issuance costs	(3.8)	—	(3.8)	—
Other	(0.1)	(0.7)	(0.9)	(1.0)
Net cash (used) provided by financing activities	(4.7)	171.8	(222.7)	182.1
Effect of exchange rate differences on cash and cash equivalents	0.6	(0.5)	(3.4)	(0.5)
Net increase (decrease) in cash and cash equivalents	44.6	0.6	154.7	(8.2)
Cash and cash equivalents at beginning of period	146.1	51.3	36.0	60.1
Cash and cash equivalents at end of period	190.7	51.9	190.7	51.9
Cash and cash equivalents included within assets of discontinued operations - current	—	(8.0)	—	(8.0)
Cash and cash equivalents of continuing operations	$190.7	$43.9	$190.7	$43.9

Aleris Corporation

Reconciliation of Adjusted EBITDA to
Net (Loss) Income Attributable to Aleris Corporation and
Cash Flows Provided (Used) by Operating Activities
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Adjusted EBITDA including discontinued operations	$60.3	$64.8	$125.8	$124.0
Less: Adjusted EBITDA from discontinued operations	—	25.3	10.5	41.1
Adjusted EBITDA from continuing operations	60.3	39.5	115.3	82.9
Unrealized gains (losses) on derivative financial instruments of continuing operations	15.2	(0.1)	(4.3)	(9.6)
Impact of recording inventory at fair value through purchase accounting	—	(3.0)	—	(3.0)
Restructuring charges	(4.9)	(0.5)	(7.7)	(0.9)
Unallocated currency exchange (losses) gains on debt	(1.9)	0.2	7.9	0.3
Stock-based compensation expense	(2.6)	(4.0)	(5.3)	(8.2)
Start-up costs	(3.9)	(7.0)	(7.8)	(15.4)
(Unfavorable) favorable metal price lag	(21.7)	11.4	(16.1)	23.0
Other	(6.8)	(5.9)	(13.2)	(8.4)
EBITDA from continuing operations	33.7	30.6	68.8	60.7
Interest expense, net	(24.5)	(26.9)	(51.1)	(53.1)
Benefit from (provision for) income taxes	12.7	(0.3)	14.9	(0.6)
Depreciation and amortization from continuing operations	(28.7)	(29.2)	(65.2)	(54.3)
(Loss) income from discontinued operations, net of tax	(11.8)	8.3	119.4	12.2
Net (loss) income attributable to Aleris Corporation	(18.6)	(17.5)	86.8	(35.1)
Net income from discontinued operations attributable to noncontrolling interest	—	0.4	0.1	0.7
Net (loss) income	(18.6)	(17.1)	86.9	(34.4)
Depreciation and amortization	28.7	37.5	65.2	70.7
(Benefit from) provision for deferred income taxes	(19.6)	1.8	59.2	2.3
Stock-based compensation expense	2.6	4.0	5.3	8.2
Unrealized losses on derivative financial instruments	(15.2)	(0.9)	2.3	8.5
Currency exchange losses (gains) on debt	2.4	(0.4)	(8.8)	(0.1)
Amortization of debt issuance costs	1.5	1.9	3.2	3.9
Net loss (gain) on sale of discontinued operations	8.1	—	(197.2)	—
Other	(0.2)	2.4	(9.9)	3.5
Change in operating assets and liabilities:
Change in accounts receivable	1.8	(21.2)	(159.8)	(104.6)
Change in inventories	38.9	(45.6)	58.6	(56.7)
Change in other assets	3.2	(1.9)	(0.1)	0.5
Change in accounts payable	16.8	(1.2)	36.2	89.1
Change in accrued liabilities	(3.7)	5.5	(14.4)	1.8
Net cash provided (used) by operating activities	$46.7	$(35.2)	$(73.3)	$(7.3)

Aleris Corporation

Reconciliation of Segment Income (Loss) to
Segment Adjusted EBITDA
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
North America
Segment income	$24.6	$22.4	$56.6	$49.3
Impact of recording inventory at fair value through purchase accounting	—	3.0	—	3.0
Unfavorable (favorable) metal price lag (1)	9.6	(2.8)	6.3	(6.5)
Segment Adjusted EBITDA (2)	$34.2	$22.6	$62.9	$45.9

Europe
Segment income	$23.0	$34.4	$64.4	$72.5
Unfavorable (favorable) metal price lag	12.1	(8.6)	9.8	(16.4)
Segment Adjusted EBITDA (2)	$35.1	$25.8	$74.2	$56.0

Asia Pacific
Segment income (loss)	$0.1	$—	$(1.8)	$—
Segment Adjusted EBITDA (3)	0.1	—	(1.8)	—

(1) During the first quarter of 2015, in order to improve consistency in the calculation of metal price lag across the segments, the North America segment modified its calculation of metal price lag to include the impact of the Midwest Premium. This change increased the amount of unfavorable metal price lag reported for the North America segment for the three and six months ended June 30, 2015 by approximately $10.5 million and $10.0 million, respectively.
(2) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.
(3) There was no difference between segment income and segment Adjusted EBITDA for this segment.

Aleris Corporation

Reconciliation of Revenues to
Commercial Margin
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
North America
Revenues	$410.2	$419.1	$820.1	$680.4
Hedged cost of metal	(264.9)	(267.3)	(516.6)	(418.9)
Unfavorable (favorable) metal price lag (1)	9.6	(2.8)	6.3	(6.5)
Commercial margin	$154.9	$149.0	$309.8	$255.0

Europe
Revenues	$350.9	$352.2	$684.5	$707.0
Hedged cost of metal	(219.6)	(192.9)	(411.8)	(388.9)
Unfavorable (favorable) metal price lag	12.1	(8.6)	9.8	(16.4)
Commercial margin	$143.4	$150.7	$282.5	$301.7

Asia Pacific
Revenues	$23.3	$11.3	$44.8	$21.2
Hedged cost of metal	(12.3)	(11.3)	(26.0)	(21.2)
Commercial margin	$11.0	$—	$18.8	$—

(1) During the first quarter of 2015, in order to improve consistency in the calculation of metal price lag across the segments, the North America segment modified its calculation of metal price lag to include the impact of the Midwest Premium. This change increased the amount of unfavorable metal price lag reported for the North America segment for the three and six months ended June 30, 2015 by approximately $10.5 million and $10.0 million, respectively.